Exhibit 10.12

Master Separation Agreement

between

Cypress Semiconductor Corporation

and

SunPower Corporation

October 6, 2005

5.9	Information	9
5.10	Cypress Group	9
5.11	Person	9
5.12	Receiving Party	9
5.13	Residual Information	9
5.14	Separation	9
5.15	Separation Date	9
5.16	SunPower Group	9
5.17	Subsidiary	9

EXHIBITS

Exhibit A	Indemnification and Insurance Matters Agreement

Exhibit B	Investor Rights Agreement

Exhibit C	Employee Matters Agreement

Exhibit D	Tax Sharing Agreement

Exhibit E	Master Transition Services Agreement

Exhibit F	Contract of Lease

Exhibit G	Wafer Manufacturing Agreement

MASTER SEPARATION AGREEMENT

This Master Separation Agreement (this “Agreement”) is entered into as of October 6, 2005, between Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), and SunPower Corporation, a Delaware corporation (“SunPower”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article V hereof.

RECITALS

1. Cypress currently owns approximately 99% of the issued and outstanding capital stock of SunPower.

2. Heretofore, Cypress and SunPower have conducted their businesses separately.

3. Cypress and SunPower now desire to enter into certain agreements to delineate and clarify their relationship and to further separate the businesses conducted by Cypress and SunPower (the “Separation”).

4. The parties intend in this Agreement, including the exhibits and schedules hereto, to set forth the principal arrangements between them regarding the Separation.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

SEPARATION

1.1 Separation Date. For all purposes hereof, “Separation Date” shall mean the time immediately prior to the closing of the first firm commitment underwritten public offering of SunPower’s common stock registered under the Securities Act of 1933, as amended.

1.2 Closing of Transactions. Unless otherwise provided herein or agreed by the parties, the closing of the transactions contemplated in Article II shall occur upon the exchange and delivery of the items required to be delivered pursuant to Section 2.1 and Section 2.2. The closing shall occur at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304.

ARTICLE II

DOCUMENTS AND ITEMS TO BE DELIVERED ON AND AFTER THE SEPARATION DATE

2.1 Documents to Be Delivered by Cypress on the Separation Date. On the Separation Date, unless otherwise agreed by the parties, Cypress shall deliver (and if necessary, shall cause its appropriate Subsidiaries to deliver) to SunPower all of the following items and agreements:

(a) A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit A;

(b) A duly executed Investor Rights Agreement substantially in the form attached hereto as Exhibit B;

(c) A duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit C;

(d) A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit D;

(e) A duly executed Master Transition Services Agreement substantially in the form attached hereto as Exhibit E;

(f) A duly executed Contract of Lease substantially in the form attached hereto as Exhibit F;

(g) A duly executed Wafer Manufacturing Agreement substantially in the form attached hereto as Exhibit G; and

(h) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

2.2 Documents to Be Delivered by SunPower on the Separation Date. On the Separation Date, unless otherwise agreed by the parties, SunPower shall deliver (and if necessary, shall cause its appropriate Subsidiaries to deliver) to Cypress all of the following:

(a) With respect to any item or agreement referred to in Section 2.1 to which SunPower is a party, a duly executed counterpart of such item or agreement; and

(b) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE III

REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER MATTERS

3.1 Other Agreements. In addition to the Ancillary Agreements, Cypress and SunPower agree to execute or cause to be executed by the appropriate parties and deliver such other agreements, instruments and documents as may be necessary or desirable to effect the purposes of this Agreement and the Ancillary Agreements. Neither Cypress nor SunPower shall be obligated, in connection with the foregoing, to incur expenses other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees.

3.2 Payment of Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation, SunPower and Cypress shall each be responsible for their own fees, costs and expenses incurred in connection with the Separation.

3.3 Dispute Resolution.

(a) If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements (other than the Contract of Lease, the Tax Sharing Agreement and indemnification pursuant to Section 1.6 of the Investor Rights Agreement which shall not be subject to this Section 3.3), appropriate senior executives of each party who shall have the authority to resolve the matter shall attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to the resolution of such Dispute shall be exempt from discovery or production and shall not be admissible in any court or arbitration proceeding. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. The parties shall share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorneys’ fees, witness fees, travel expenses, and preparation costs. The parties may agree to replace mediation with some other form of non-binding or binding alternative dispute resolution.

(b) If the parties cannot resolve any Dispute through mediation (or other form of non-binding or binding alternative dispute resolution) within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, either party may seek relief in connection with such Dispute from a court of competent jurisdiction. The use of any alternative dispute resolution procedures shall not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

(c) Any Dispute regarding the following is not required to be negotiated or mediated prior to seeking relief from a court of competent jurisdiction:

(i) breach of any obligation of confidentiality; or

(ii) any other claim pursuant to which interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

(d) Unless otherwise agreed in writing, the parties shall continue to be bound by and to perform each party’s obligations under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 3.3 with respect to all matters not subject to the pending Dispute.

3.4 Governmental Approvals. To the extent that the Separation requires any Governmental Approvals, the parties shall use their commercially reasonable efforts to obtain any such Governmental Approvals.

3.5 Authority. Each of the parties hereto represents to the other that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and the exhibits and schedules attached hereto and thereto, (b) the execution, delivery and performance of this Agreement, the Ancillary Agreements that will be signed concurrently herewith and the exhibits and schedules attached hereto and thereto by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, the Ancillary Agreements that will be signed concurrently herewith and the exhibits and schedules attached hereto and thereto, and (d) each of this Agreement, the Ancillary Agreements that will be signed concurrently herewith and the exhibits and schedules attached hereto and thereto is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

3.6 Confidentiality of Information.

(a) Confidential Information. Information shall be deemed to be “Confidential Information” if such Information: (i) is disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”), and which, if in written, graphic, machine-readable or other tangible form is marked as “confidential” or “proprietary,” or (ii) is reasonably understood to be proprietary and confidential to either SunPower or Cypress, or (iii) is otherwise deemed to be “confidential” in this Agreement or the Ancillary Agreements.

(b) Confidential Information Exclusions. Notwithstanding the provisions of Section 3.6(a), Confidential Information excludes Information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information or by the Receiving Party’s employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the

Disclosing Party’s Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement or the Ancillary Agreements; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure or (v) is used or disclosed after five years from the date of first receipt (except that this clause (v) shall not apply to Contract Specifications and designs of SunPower’s products or manufacturing, assembling, product testing or packaging processes of Cypress disclosed pursuant to the Wafer Manufacturing Agreement).

(c) Confidentiality Obligations. The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use that Confidential Information except as expressly permitted under this Agreement or the Ancillary Agreements. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential Information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information.

(d) Residuals. The restrictions set forth in Section 3.6(c) do not apply to a Receiving Party’s use of Residual Information, and Residual Information is not considered Confidential Information. “Residual Information” means Information that is retained in the unaided memories of the Receiving Party’s employees who have had access to Confidential Information of the Disclosing Party or which otherwise constitutes the general knowledge or skills of those employees.

(e) Remedies. Unauthorized use by a party of the other party’s Confidential Information will diminish the value of that Information. Therefore, if a party breaches any of its obligations with respect to confidentiality or use of Confidential Information, the other party may seek both equitable relief (including injunctive relief) and money damages to protect its interest in that Confidential Information.

(f) Required Disclosure. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the Receiving Party is permitted to disclose the Disclosing Party’s Confidential Information to the extent required by applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation systems on which any of the Receiving Party’s securities are listed or quoted) or under the order or requirement of a court, administrative agency, or other Governmental Authority. If the Receiving Party must disclose the Disclosing Party’s Confidential Information under the order or requirement of a court, administrative agency, or other Governmental Authority, the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall, at the request of the Disclosing Party, use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such Information.

(g) Public Announcements. Neither SunPower nor Cypress shall make any initial public announcement relating to this Agreement or the Ancillary Agreements until both SunPower and Cypress approve the timing, form and content of a public announcement, which approval may not unreasonably be withheld or delayed.

ARTICLE IV

MISCELLANEOUS

4.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE CYPRESS GROUP OR SUNPOWER GROUP BE LIABLE TO ANY OTHER MEMBER OF THE CYPRESS GROUP OR SUNPOWER GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

4.2 Entire Agreement. This Agreement, the Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

4.3 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 3.3 above.

4.4 Termination. This Agreement and all Ancillary Agreements may be terminated at any time prior to the Separation Date by and in the sole discretion of Cypress without the approval of SunPower. This Agreement and all Ancillary Agreements may be terminated at any time after the Separation Date by mutual consent of Cypress and SunPower. In the event of termination pursuant to this Section 4.4, no party shall have any liability of any kind to the other party.

4.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the next business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Cypress:

Cypress Semiconductor Corporation
3901 North First Street
San Jose, CA 95134
Attention: Chief Financial Officer and Director of Legal
Fax: (408) 943-4730

if to SunPower:

SunPower Corporation
430 Indio Way
Sunnyvale, CA 94085
Attention: Chief Financial Officer
Fax: (408) 739-7713

4.6 Counterparts. This Agreement, the Ancillary Agreements and the exhibits and schedules attached hereto and thereto may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

4.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Cypress Group and each member of the SunPower Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

4.8 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

4.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.10 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

4.11 Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

4.12 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

ARTICLE V

DEFINITIONS

5.1 Affiliated Company. “Affiliated Company” of any Person means any entity that controls, is controlled by, or is under common control with such Person; provided, however that neither Cypress nor any other entity that is an Affiliated Company of Cypress but not a Subsidiary of SunPower shall be an “Affiliated Company” of SunPower. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

5.2 Ancillary Agreements. “Ancillary Agreements” means the items and agreements (together with all documents attached thereto) referred to in Section 2.1 hereof.

5.3 Confidential Information. “Confidential Information” has the meaning set forth in Section 3.6(a) hereof.

5.4 Disclosing Party. “Disclosing Party” has the meaning set forth in Section 3.6(a) hereof.

5.5 Dispute. “Dispute” has the meaning set forth in Section 3.3(a) hereof.

5.6 Dispute Resolution Commencement Date. “Dispute Resolution Commencement Date” has the meaning set forth in Section 3.3(a) hereof.

5.7 Governmental Approvals. “Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

5.8 Governmental Authority. “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

5.9 Information. “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

5.10 Cypress Group. “Cypress Group” means Cypress, each Subsidiary and Affiliated Company of Cypress (other than any member of the SunPower Group) immediately after the Separation Date and each Person that becomes a Subsidiary or Affiliated Company of Cypress after the Separation Date.

5.11 Person. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

5.12 Receiving Party. “Receiving Party” has the meaning set forth in Section 3.6(a) hereof.

5.13 Residual Information. “Residual Information” has the meaning set forth in Section 3.6(d) hereof.

5.14 Separation. “Separation” has the meaning set forth in the Recitals hereof.

5.15 Separation Date. “Separation Date” has the meaning set forth in Section 1.1 hereof.

5.16 SunPower Group. “SunPower Group” means SunPower, each Subsidiary and Affiliated Company of SunPower immediately after the Separation Date and each Person that becomes a Subsidiary or Affiliated Company of SunPower after the Separation Date.

5.17 Subsidiary. “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

IN WITNESS WHEREOF, the parties have signed this Master Separation Agreement effective as of the date first set forth above.

CYPRESS CORPORATION	SUNPOWER CORPORATION

By:	By:

Name:	Name:

Title:	Title: